Exhibit 5.1

[Vinson & Elkins L.L.P. Letterhead]

July 26, 2012

Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381

Ladies and Gentlemen:
We have acted as counsel for Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of 13,237,519 shares of common stock, par value $0.001 per share (the “Shares”) by the selling stockholders named in the registration statement (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”).
In connection herewith, we have examined or are familiar with (i) the Registration Statement, (ii) the Amended and Restated Purchase Option Agreement (the “Purchase Option Agreement”), dated July 30, 2010, by and among the Company, Symphony Icon Holdings LLC and Symphony Icon, Inc., (iii) the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof, (iv) the Second Amended and Restated Bylaws of the Company, as in effect on the date hereof, (v) records of the corporate proceedings with respect to the approval of the Purchase Option Agreement and (vi) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinion hereafter expressed.
As to any facts material to the opinion hereafter expressed, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
In connection with rendering the opinion hereafter expressed, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; and (vi) all Shares will be issued and sold in compliance with applicable federal and state securities laws.
Based upon such review and the foregoing assumptions, and subject to the limitations set forth herein, we are of the opinion that when the Shares are issued in accordance with the terms of the Purchase Option Agreement, the Shares will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited in all respects to the federal laws of the United States, the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,

/s/ Vinson & Elkins L.L.P.